SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 9)

                      Atlantic Gulf Communities Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                   048556104
                                 (CUSIP number)


Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 048556104                   13G                    Page 2  of 12 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter &  Co.
          IRS  #  39-314-5972

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             1,878,884
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,961,592
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,961,592

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          13.67%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 048556104                 13G                    Page 3  of  12  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter Investment Management Inc.
          IRS # 13-304-0307

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             1,878,884  **
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,961,592  **
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,961,592  **

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          13.67%  **
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO


--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    **Includes  1,634,952  shares,   representing  approximately
                    11.3% of the  class,  held by  Morgan  Stanley  Dean  Witter
                    Institutional  Fund, and    US Real  Estate  Portfolio  and
                    444,456 shares, representing approximately 3% of the class, held by US Real Estate Portfolio
                    Trust - Real Estate Securities Fund

CUSIP No. 048556104                   13G                    Page 4  of 12 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

Morgan Stanley Dean Witter Institutional Fund, Inc. - U.S. Real Estate Portfolio
          IRS # 13-3808424

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             1,634,952
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,634,952
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,634,952

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          11.3%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IC


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 048556104                 13G                    Page 5  of  12  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Van Kampen Asset Management Life Investment Trust - Real Estate Securities Fund
          IRS # 76-0467325

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             444,456
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       444,456
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          444,456


--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IC


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 048556104                   13G                   Page 6  of  12 Pages



Item 1.     (a)   Name of Issuer:
                  Atlantic Gulf Communities Corporation
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  2601 South Bayshore Drive
                  Miami, FL 33133
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                       (a) Morgan Stanley Dean Witter & Co.
                       (b) Morgan Stanley Dean Witter Investment Management Inc.
                       (c) Morgan Stanley Dean Witter Institutional Fund, Inc.
                           - U.S. Real Estate Portfolio
                       (d) Van Kampen Asset Management Life Investment Trust
                           - Real Estate Securities Fund

                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1221 Avenue of the Americas
                               New  York,  New  York  10020

                           (c) 1221 Avenue of the Americas
                               New  York,  New  York  10020

                           (d) One Parkview Plaza
                               Oakbrook Terrace, IL 60181


                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           048556104
                               -------------------------------------------------

Item 3.     (a)   Morgan Stanley Dean Witter & Co. is  (e) an Investment Adviser
                  registered under Section 203 of the Investment Advisers Act of 1940.

            (b) Morgan Stanley Dean Witter Investment Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (c)   Morgan  Stanley Dean Witter Institutional Fund, Inc. is (d) an
                  Investment  Company  registered   under  Section  8   of   the
                  Investment Company Act of 1940.

            (d) Van Kampen Asset Management Life Investment Trust-Real Estate Securities Fund is (d) an Investment Company registered under
                  Section 8 of the Investment Company Act of 1940.

CUSIP No. 048556104                  13-G                   Page 7  of 12  Pages



Item 4.     Ownership.

               Incorporated by reference to Items (5) - (9) and (11) of the cover page.

Item 5.     Ownership of Five Percent or Less of a Class.

            (a)     Inapplicable

            (b)     Inapplicable

            (c)     Inapplicable

(d) As of the date hereof, Van Kampen Asset Management Life  .
Investment Trust-Real Estate Securities Fund has
        ceased to be the beneficial  owner of more than five percent of the class of securities.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


            (a-c) Accounts managed on a discretionary basis by Morgan Stanley Dean Witter Investment Management Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. Other than the Morgan Stanley Dean Witter Institutional Fund, Inc. as noted herein, no such account holds more than 5 percent of the class


            (d)     Inapplicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 048556104                   13-G                   Page 8  of 12 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       March 12, 2001


Signature:  /s/ Dennine Bullard
            -----------------------------------------------------------------

Name/Title  Dennine Bullard / Vice President, Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.

Date:       March 12, 2001


Signature:  /s/ Donald P. Ryan
            -----------------------------------------------------------------

Name/Title  Donald P. Ryan / Principal, Morgan Stanley Dean Witter Investment
                             Management Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.

Date:       March 12, 2001


Signature:  /s/ Harold J. Schaaff Jr.
            -----------------------------------------------------------------

Name/Title: Harold J. Schaaff Jr./President, Morgan Stanley Dean Witter
                                  Institutional Fund, Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER INSTITUTIONAL FUND, INC. - U.S. REAL ESTATE PORTFOLIO

Date:       March 12, 2001


Signature:  /s/ Richard Powers III
            -----------------------------------------------------------------

Name/Title: Richard Powers III/President, Van Kampen Asset Management Life
                             Investment Trust
            -----------------------------------------------------------------
            VAN KAMPEN ASSET MANAGEMENT LIFE INVESTMENT TRUST - REAL ESTATE SECURITIES FUND



                       INDEX TO EXHIBITS                              PAGE
                       -----------------                              ----

EXHIBIT 1       Agreement to Make a Joint Filing                       10

EXHIBIT 2       Secretary's Certificate Authorizing Dennine Bullard    11
                to Sign on behalf of Morgan Stanley Dean Witter & Co.

EXHIBIT  3      Secretary's Certificate Authorizing Donald P. Ryan     12 & 13
                to sign on behalf of Van Kampen Asset Management Inc.


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)